Exhibit 99.1

Polar Power Reports Third Quarter 2018 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

GARDENA, CA – November 13, 2018 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, reported its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 and Subsequent Highlights:

●	Quarterly Highlights

o	Backlog as of September 30, 2018 improved to $11.5 million, as compared to $5.8 million at the end of Q2 2018. A significant portion of the growth is a result of production orders from two Tier-1 telecom customers in the U.S. market. Backlog as of November 9, 2018 was $15.2 million.

o	During Q3 2018, we experienced shortages in components and engines from our supply chain related to uncertainty over tariffs. This caused a disruption in our manufacturing and shipments and negatively impacted our revenue and profits in the quarter. The supply chain disruptions were short-term in nature and have since been resolved.

o	Net sales increased 67% to $5.1 million in Q3 2018, as compared to $3.0 million during Q3 2017, and increased 51% to $15.7 million for the first nine months of 2018, as compared to $10.4 million for the first nine months of 2017.

o	Gross margin increased to 30% during Q3 2018 from 27% in Q3 2017 largely due to higher revenue and better fixed cost absorption. On sequential basis, Q3 2018 gross margin declined to 30% from 36% in Q2 2018. The decline was driven by two key factors: lower manufacturing efficiencies related to the start-up production of new generator models, and higher component costs due to short-term disruptions in our supply chain that required us to use alternate, higher price sources.

o	Net loss was $(0.7) million in Q3 2018, or $(0.07) per basic and diluted share, as compared to net loss of $(0.4) million, or $(0.04) per basic and diluted share in Q3 2017. Increase in net loss was attributable to increases in production staff, machinery and new manufacturing facility, while revenue was lower due to supply chain disruption.

Management Commentary

“During the Q3 2018, we made significant progress towards our growth objectives. Our backlog as of November 9, 2018 has grown to $15.2 million, and we have remedied our supply chain issues that impacted shipments last quarter that prevented us from meeting our revenue goal. The tariffs put in place and the possible trade wars created an international and domestic stampede for engines, electronic parts, aluminum, and steel. This had a negative impact on our manufacturing efficiency and production schedules during the third quarter. This has since been resolved and we are back on track with our original suppliers. Although the tariffs impacted some parts of our supply chain during the quarter, I would note that Polar directly imports only a single item from China. Our raw materials and components come primarily from the USA, Japan, Korea, Canada, and Europe, which has been our policy since 1979,” said Polar Power’s CEO, Mr. Arthur Sams.

Mr. Sam’s continued, “Despite some supply chain disruptions during the quarter, we have made significant progress on our key strategic goals year-to-date. We continue to develop sales offices globally, achieve product certifications from major Tier-1 telecom providers in the U.S. and abroad and have expanded our aftermarket support and service infrastructure in the U.S. Our investments in these objectives are now delivering results with a more diversified customer base and record backlog. In anticipation of what we believe will be a solid demand cycle, we have also increased our manufacturing capacity to accommodate expected demand. We also continue our focus on key R&D and engineering objectives and continue to develop products integrating solar and lithium storage technologies with our DC generators, which are designed for emerging markets for use in areas hindered by unreliable electric grids”, concluded Mr. Sams.

Conference Call Details

Polar Power CEO Arthur Sams, COO Rajesh Masina and CFO Luis Zavala will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Tuesday, November13, 2018
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-888-394-8218
International dial-in number:	1-323-794-2591
Conference ID:	9931535

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Integra Investor Relations at 1-415-233-7094.

The conference call will be broadcast live and available for replay http://public.viavid.com/index.php?id=132075 and via the investor relations section of the Company’s website at www.polarpower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern Time through November 13, 2018.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	9931535

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectation of a solid demand cycle; and Polar Power’s expectation to continue its focus on R&D and engineering objectives and continue to develop products integrating solar and lithium storage technologies with its DC generators, which are designed for emerging markets for use in areas hindered by unreliable electric grids are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for DC power systems; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; and other events, factors and risks. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

Shawn Severson
Integra Investor Relations
Shawn M. Severson
+1 415-233-7094
shawn@integra-ir.com
@Integra IR
www.integra-ir.com

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents (including restricted cash of $1,002,304 and $1,001,180 at September 30, 2018 and December 31, 2017, respectively)	$10,607,455	$14,201,163
Accounts receivable	3,751,157	3,058,266
Inventories, net	7,413,615	5,487,053
Prepaid expenses	836,052	236,670
Refundable income taxes	629,316	629,316
Total current assets	23,237,595	23,612,468
Other assets:
Property and equipment, net	1,426,098	824,076
Deposits	111,701	87,496
Total assets	$24,775,394	$24,524,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$789,548	$757,753
Customer deposits	202,324	40,039
Accrued expenses and other current liabilities	683,715	586,391
Current portion of notes payable	196,323	110,237
Total current liabilities	1,871,910	1,494,420
Notes payable, net of current portion	621,113	126,818

Total liabilities	2,493,023	1,621,238

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 shares issued and outstanding	1,014	1,014
Additional paid-in capital	19,483,002	19,250,955
Retained earnings	2,798,355	3,650,833
Total stockholders’ equity	22,282,371	22,902,802

Total liabilities and stockholders’ equity	$24,775,394	$24,524,040

POLAR POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Sales	$5,061,158	$3,030,026	$15,748,845	$10,438,761

Cost of Sales	3,530,847	2,201,083	10,672,707	6,925,464

Gross Profit	1,530,311	828,943	5,076,138	3,513,297

Operating Expenses
Sales and Marketing	717,983	395,793	1,968,152	861,230
Research and development	571,300	480,405	1,371,981	947,427
General and administrative	996,087	633,776	2,562,577	1,988,831
Depreciation and amortization	8,897	7,621	26,441	23,029
Total operating expenses	2,294,267	1,517,595	5,929,151	3,820,517

Loss from operations	(763,956)	(688,652)	(853,013)	(307,220)
Other (expenses) income
Interest expenses	(2,777)	(4,463)	(8,181)	(14,656)
Other income (expenses), net	9,616	18,531	8,716	42,605
Total other (expenses) income, net	6,839	14,068	535	27,949

Loss before income taxes	(757,117)	(674,584)	(852,478)	(279,271)
Income tax benefit	—	264,681	—	113,118

Net Loss	$(757,117)	$(409,903)	$(852,478)	$(166,153)

Net Loss per share – basic and diluted	$(0.07)	$(0.04)	$(0.08)	$(0.02)
Weighted average shares outstanding, basic and diluted	10,143,158	10,143,158	10,143,158	10,143,158

POLAR POWER, INC.

CONDENSED STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net Loss	$(852,478)	$(166,153)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of vested stock options	232,047	—
Depreciation and amortization	269,726	185,758
Changes in operating assets and liabilities
Accounts receivable	(692,891)	2,425,017
Inventories	(1,926,562)	(436,735)
Prepaid expenses	(599,382)	(153,257)
Deposits	(24,205)	(10,500)
Refundable income taxes	—	(1,257,585)
Deferred tax assets	—	(52,641)
Accounts payable	31,795	(388,244)
Income taxes payable	—	(1,227,308)
Customer deposits	162,285	(1,843)
Accrued expenses and other current liabilities	97,324	(111,988)
Net cash used in in operating activities	(3,302,341)	(1,195,479)

Cash flows from investing activities:
Acquisition of property and equipment	(208,998)	(182,397)
Net cash used in investing activities	(208,998)	(182,397)

Cash flows from financing activities:
Repayment of notes	(82,369)	(85,254)
Net cash used in financing activities	(82,369)	(85,254)

Decrease in cash and cash equivalents	(3,593,708)	(1,463,130)
Cash and cash equivalents, beginning of period	14,201,163	16,242,158
Cash and cash equivalents, end of period	$10,607,455	$14,779,028

Supplemental Cash Flow Information:
Taxes Paid	$—	$2,424,417
Interest Paid	8,181	10,193
Supplemental non-cash investing and financing activities:
Assets acquired through issuance of notes payable	$662,750	$—